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                                                                   EXHIBIT 5


                           WEIL, GOTSHAL & MANGES LLP
       A Limited Liability Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007


                                November 27, 1996



     CopyTele, Inc.
     900 Walt Whitman Road
     Huntington Station, New York 11746

     Gentlemen:

               We have acted as counsel to CopyTele, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof with respect to an additional 6,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company being registered in connection with the CopyTele, Inc. 1993 Stock Option Plan, as amended (the "Plan").

               In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

               Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of


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     CopyTele, Inc.
     Page 2

     Common Stock to be issued upon the exercise of any stock options ("Options") or stock appreciation rights ("Rights") duly granted pursuant to the Plan have been duly authorized and, when issued, paid for and delivered upon the exercise of such Options or Rights in accordance with the Plan, will be validly issued, fully paid and non-assessable.

               We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

               The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

               The opinion expressed herein is rendered solely for your benefit in connection with the transaction described herein. Except as otherwise provided herein, this opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES LLP





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